Exhibit 99.1

BioSpecifics Technologies Corp. Announces Launch of XIAPEX®
by Pfizer for Treatment of Dupuytren’s Contracture in Europe

- BioSpecifics to receive $2.5 million milestone payment -

LYNBROOK, NY – April 11, 2011 - BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products, today announced that it will receive a $2.5 million milestone payment as a result of the European launch and first commercial sale of XIAPEX (collagenase clostridium histolyticum ) in the United Kingdom, a major European market. Pfizer, Inc. (Pfizer), the EU licensee received approval from the European Medicines Agency (EMA) to market XIAPEX in Europe for the treatment of Dupuytren’s contracture, a debilitating disorder resulting from excessive collagen deposition that causes contractures of the fingers. XIAPEX is the first injectable treatment to be approved in the EU for the treatment of this indication, which affects approximately 13% of the European population.1

“This approval is a significant milestone for XIAPEX and we look forward to its commercial success in this important market,” commented Thomas L. Wegman, President of BioSpecifics. “We are confident that Pfizer’s proven marketing and commercialization capabilities will aid in the success of the launch of XIAPEX in the European marketplace. We are very excited to see the results of our hard work in developing this clinical indication, now that it’s available to more patients and physicians who can benefit from it.”

BioSpecifics’ strategic partner, Auxilium Pharmaceuticals, Inc. (Auxilium), markets injectable collagenase for Dupuytren’s contracture in the United States under the trade name XIAFLEX®, and sub-licensed Pfizer the rights to market it for Dupuytren's contracture and Peyronie's disease in 27 member countries of the European Union and 19 other European and Eurasian countries.

Under the terms of the strategic alliance agreement between BioSpecifics and Auxilium, BioSpecifics will receive 8.5% of each additional $7.5 million milestone payment ($30 million in aggregate) made as a result of the first commercial sale in each additional major European market; France, Italy, Germany and Spain. In addition BioSpecifics will receive 8.5% of all additional sublicense income Auxilium receives from Pfizer. BioSpecifics will also continue to receive low double-digit royalties on sales, independent of indication, territory, sales volume and whether Auxilium or Pfizer sells the product. In addition, BioSpecifics will receive a markup on the cost of goods sold.

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1 Source: Auxilium Pharmaceuticals

Further details and product information will be available in the European Public Assessment Report on the web site of the European Medicines Agency at www.emea.europa.eu.

About Dupuytren’s Contracture

Dupuytren’s contracture is caused by an abnormal accumulation of collagen in the palm of the hand characterized by the formation of nodules or lumps in the early stages. As the disease progresses, a cord is formed and the fingers may become progressively contracted.

About XIAPEX (Collagenase clostridium histolyticum)

Collagenase clostridium histolyticum is a combination of two purified collagenases (collagenase is an enzyme capable of breaking down collagen), derived from the bacterium Clostridium histolyticum. It is the first pharmacological treatment to be developed for Dupuytren's contracture and may be an alternative to invasive and often complicated surgery for patients in the EU. Collagenase clostridium histolyticum is administered by local injection directly into the Dupuytren's cord - a procedure which can be carried out in an outpatient setting. It works by breaking down the structure of the cord and, 24 hours after injection, a finger extension procedure can be carried out as necessary to break the cord and allow extension of the finger. If contracture remains four weeks after treatment, another injection can be administered into the same cord, and the finger extension procedure can be carried out again. Injections and finger extension procedures may be administered up to three times per cord, at approximately four-week intervals.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications, three of which include: Dupuytren's contracture, Peyronie's disease, and frozen shoulder (adhesive capsulitis). Its strategic partner Auxilium markets XIAFLEX® in the U.S. for the treatment of Dupuytren's contracture. Pfizer, Inc. is responsible for marketing XIAPEX® in Europe and have announced European regulatory approval and the first commercial sale in the United Kingdom. More information about BioSpecifics may be found on its website at www.biospecifics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Any statements regarding BioSpecifics’ strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, its expected revenue growth, and any other statements containing the words “believes,” “expects,” “anticipates,” “plans,” “estimates” and similar expressions, are forward-looking statements. There are a number of important factors that could cause its actual results to differ materially from those indicated by such forward-looking statements, including the statements made by BioSpecifics regarding the success of the commercialization of XIAPEX in Europe by Pfizer; the timing and amount of milestone and royalty payments due to BioSpecifics from Auxilium resulting from the commercialization of XIAPEX in Europe by Pfizer; and other risk factors identified in BioSpecifics’ Form 10-K for the year ended December 31, 2010 and its reports on Form 8-K filed with the SEC. All forward-looking statements included in this press release are made as of the date hereof, and BioSpecifics assumes no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com